EXHIBIT 11

                                        DynCorp and Subsidiaries
                               Computations of Earnings Per Common Share
                              (Dollars in thousands except per share data)

     Primary and Fully Diluted                 1995          1994(a)     1993(a)

Earnings:
 Earnings (loss) from continuing operations
   before extraordinary item                 $  5,274     $    (352)   $ (4,485)
 Loss from discontinued operations                (20)      (12,479)     (8,929)
 Extraordinary loss                            (2,886)           -            -
 Net earnings (loss)                         $  2,368     $ (12,831)   $(13,414)
 Preferred stock Class C dividends
   not accrued or paid                         (1,915)       (1,606)     (1,347)
   Common stockholders' share of
    earnings (loss)                          $    453     $ (14,437)   $(14,761)



Shares:
 Weighted average common shares
   outstanding                              7,884,542     6,230,027   4,625,336
 Weighted average common shares
   issuable upon exercise of warrants       4,121,632             -           -
 Weighted average common shares
   deferred under Restricted Stock Plan       550,173       571,985     515,983
                                           12,556,347     6,802,012   5,141,319


Net earnings (loss) per common share:
 Earnings (loss) from continuing operations
   before extraordinary item                 $   0.27     $   (0.29)   $  (1.13)
 Earnings (loss) from discontinued operations       -         (1.83)      (1.74)
 Extraordinary loss                             (0.23)            -           -
 Common stockholders' share of
  earnings (loss)                            $   0.04     $   (2.12)   $  (2.87)

(a)  Restated for the discontinuance of the Commercial Aviation business.